CODE OF BUSINESS CONDUCT AND ETHICS

Mineral Mountain Mining & Milling Company ("Mineral Mountain") employees, officers and directors (hereinafter collectively "Interested Persons") should always act lawfully, ethically, and in the best interests of Mineral Mountain. This Code of Business Conduct and Ethics (the "Code of Conduct") sets out basic guiding principles. Employees, officers and directors who are unsure whether their conduct or the conduct of other employees, officers and directors complies with the Code of Conduct should contact the Legal Department/General Counsel.

I. Compliance with Laws, Rules and Regulations

Interested Persons must follow applicable laws, rules and regulations at all times. Interested Persons with questions about the applicability or interpretation of any law, rule or regulation, should contact the Legal Department/General Counsel.

II. Conflicts of Interest

Interested Persons are expected to use their judgment to act, at all times and in all ways, in the best interests of Mineral Mountain. A "conflict of interest" may exist when an Interested Person's personal interest interferes with the best interests of Mineral Mountain. For example, a conflict of interest may occur when an Interested Person or a family member receives a personal benefit as a result of the Interested Person's position with Mineral Mountain. A conflict of interest may also arise from an Interested Person's business or personal relationship with a customer, supplier, competitor, business partner, or other Interested Person, if that relationship impairs the Interested Person's objective business judgment.

Because an Interested Person's receipt of gifts or services could create a conflict of interest, the Legal Department/General Counsel will develop and maintain guidelines for disclosure of gifts or services received from customers, suppliers, competitors or business partners.

Interested Persons should attempt to avoid conflicts of interest and Interested Persons who believe a conflict of interest may exist should promptly notify the Legal Department/General Counsel. The Legal Department/General Counsel will consider the facts and circumstances of the situation to decide whether corrective or mitigating action is appropriate.

III. Insider Trading Policy

Federal and state laws prohibit trading in securities by persons who have material information that is not generally known or available to the public.

Interested Persons of the Company may not a) trade in stock or other securities while in possession of material nonpublic information or b) pass on material nonpublic information to others without express authorization by the Company or recommend to others that they trade in stock or other securities based on material nonpublic information.

All Interested Persons are expected to comply with trading windows and/or preclearance requirements when they trade Mineral Mountain securities.

IV. Discrimination and Harassment

Mineral Mountain provides equal opportunity in all aspects of employment and will not tolerate any illegal discrimination or harassment of any kind.

V. Health and Safety

Mineral Mountain provides a clean, safe and healthy work environment. Each Interested Person has responsibility for maintaining a safe and healthy workplace by following safety and health rules and practices and reporting accidents, injuries and unsafe conditions, procedures, or behaviors.

Violence and threatening behavior are not permitted. Interested Persons must undertake their work in a condition to perform their duties, free from the influence of illegal drugs or alcohol.

VI. Price Fixing

Interested Persons may not discuss prices or make any formal or informal agreement with any competitor regarding prices, discounts, business terms, property interests, or the market segments and channels in which the Company competes, where the purpose or result of such discussion or agreement would be inconsistent with applicable antitrust laws. If you have any questions about this section or the applicable antitrust laws, please contact the Legal Department/General Counsel.

VII. Payments to Government Personnel

The U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. Interested Persons may not make illegal payments to government officials. Interested Persons who are conducting business with the government officials of any country must contact the Legal Department/General Counsel for guidance on the law governing payments and gifts to governmental officials.

VIII. Recordkeeping, Reporting, and Financial Integrity

Mineral Mountain's books, records, accounts and financial statements must be maintained in appropriate detail, must properly reflect the Company's transactions and must conform both to applicable law and to the Company's system of internal controls. Further, Mineral Mountain's public financial reports must contain full, fair, accurate, timely and understandable disclosure as required by law. The Company's financial and accounting personnel are responsible for procedures designed to assure proper internal and disclosure controls, and all Interested Persons should cooperate with these procedures.

IX. Questions; Reporting Violations

Interested Persons should speak with anyone in the Legal Department/General Counsel when they have a question about the application of the Code of Conduct or when in doubt about how to properly act in a particular situation.

Mineral Mountain will not allow retaliation against an Interested Persons for reporting misconduct by others in good faith. Interested Persons must cooperate in internal investigations of potential or alleged misconduct.

Interested Persons who violate the Code of Conduct will be subject to disciplinary action up to and including discharge.

X. Periodic Certification

The Legal Department/General Counsel will designate certain Interested Persons who, based on their level of responsibility or the nature of their work, will be required to certify periodically that they have read, understand and complied with the Code of Conduct.

XI. Board of Directors

With respect to their service on behalf of the Company, Mineral Mountain's Board of Directors must comply with the relevant provisions of this Code of Conduct, including conflicts of interest, insider trading and compliance with all applicable laws, rules and regulations.

XII. Waivers

Waivers of this Code of Conduct may be made only in a manner permitted by law.